OPINION OF MICHAEL S. KROME

                                   Exhibit 5.1



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                             Michael S. Krome, P.C.
                                 Attorney-at-Law
                                  8 Teak Court
                           Lake Grove, New York 11755


                                                                 January 5, 2001

Alottafun!, Inc.
141 N. Main Street
Suite 207
West Bend, Wisconsin  53095

Dear Sirs:

         You have  requested  an opinion  with  respect  to  certain  matters in connection with the filing by Alottafun!, Inc., (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement with the Securities and Exchange Commission, covering the registration of 9,050,000 shares and options for 250,000 shares of the Company's Common Stock, par value $0.01 per share (the "Shares"), for issuance pursuant to various agreements between the Company and the holders of the shares specified below.

         The shares to be covered by the Form S-8 include the following shares and options:

1. 2,500,000 shares of Common Stock of the Company, in the name of David Bezalel, covered by Options already issued by the Company to Mr. Bezalel;

2. 2,500,000 shares of Common Stock of the Company, in the name of Michael Porter, covered by Options already issued by the Company to Mr. Porter;

3. 1,000,000 shares of Common Stock of the Company, in the name of Chris Powers, covered by Options already issued by the Company to Mr. Powers;

4. 1,000,000 shares of Common Stock of the Company, to be issued in the name of John Johansen for payment of consulting and advice regarding business practices and the reorganization of the Company, as well as merger and acquisition advice to be rendered to the Company;

5. 1,000,000 shares of Common Stock of the Company, in the name of Gerald Couture, 500,000 shares of which are covered by Options already issued by the Company to Mr. Couture with the balance of 500,000 shares as payment for consulting and management services;

6. 300,000 shares of Common Stock of the Company, to be issued for the benefit of Michael S. Krome, P.C., for legal services to the Company, said shares to be issued in the name of Merchants Barter Exchange, Inc., pursuant to an agreement between the parties; and

7. 750,000 shares of Common Stock of the Company, to be issued for the benefit of Michael T. Cronin, for the payment of legal services previously rendered to the Company.

8. Options for 250,000 shares of Common Stock of the Company, previously issued to Renee Winkler for services rendered to the Company.

         In connection with this opinion, we have examined and relied upon the Company's Amended Articles of Incorporation and By-Laws, the Minutes of the Meetings of the Board of Directors of the Company as well as the originals and copies, certified to my satisfaction, of such records, documents certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion contained herein. We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filling are a prerequisite to the effectiveness thereof.

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         We have also reviewed the previous filings of the Company,  and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Consulting Agreement, will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                               Very truly yours,


                                                               Michael S. Krome